Exhibit 10.31

January 17, 2012

Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730

Dear Robert:

Pursuant to that certain Asset Purchase Agreement (the “Original Agreement”) by and among K-V Pharmaceutical Company, a Delaware Corporation (“Acquiror”), Cytyc Prenatal Products Corp., a Delaware corporation (“Cytyc”), and Hologic, Inc., a Delaware corporation (“Seller”), dated as of January 16, 2008 and as amended by letter agreements dated January 8, 2010 (“Amendment No. 1”), February 4, 2011 (“Amendment No. 2”), February 10, 2011 (“Amendment No. 3”), March 10, 2011 (“Amendment No. 4”), and April 27, 2011 (“Amendment No. 5” and the Original Agreement as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No.4, and Amendment No. 5 the “Amended Agreement”), the Acquiror and the Seller are entering into this Amendment (“Amendment No. 6”) to amend certain provisions of the Amended Agreement as of the date hereof. In consideration of the terms set forth in this Amendment No. 6, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Acquiror and the Seller agree as follows:

1. Section 4.2(b) of the Amended Agreement is amended and restated in its entirety as follows:

“(b)	Subject to the terms and conditions of this Agreement:

(i)	On the Transfer Date, the Acquiror shall pay to the Seller $12,500,000 (the “First Additional Purchase Price Payment”).

(ii)	On January 17, 2012, the Acquiror shall pay to the Seller $12,500,000.

(iii)	Prior to August 4, 2012, the Acquiror shall provide written notice to the Seller as of its intention to pay the remainder of the Purchase Price in accordance with Payment Schedule 1 set forth in subsection (iii)(A) below or payment Schedule 2 set forth in subsection (iii)(B) below and Acquiror will thereafter be responsible for paying the remainder of the Purchase Price in accordance with the payment schedule identified in such notice. If no such election is made by the Acquiror prior to August 4, 2012, the Acquiror will be deemed to have selected Payment Schedule 1.

(A)	Payment Schedule 1

(1) On August 4, 2012, the Acquiror shall pay to the Seller $45,000,000;

(2) On November 4, 2012, the Acquiror shall pay to the Seller $20,000,000.

(3) On February 4, 2013, the Acquiror shall pay to the Seller $20,000, plus, any amount due pursuant to subsection (iii)(A)(2) and previously unpaid.

(4) On May 4, 2013, the Acquiror shall pay to the Seller $10,000,000 plus, any amount due pursuant to subsection (iii)(A)(2) or (iii)(A)(3) and previously unpaid.

(5) On the earlier to occur or (1) the occurrence of an Event of Default under that certain Indenture by and among the Acquiror, the Guarantors named therein and the Wilmington Trust FSB as Trustee dated as of March 17, 2011 (as the same may be amended from time to time) and (ii) March 16, 2015, the Acquiror shall pay to the Seller the Royalty Amount for the period beginning on February 4, 2012 and ending on August 4, 2012.

(6) Notwithstanding the foregoing, if the Acquiror makes the payment of $45,000,000 owed to the Seller pursuant to subsection (iii)(A)(1) at any time prior to August 4, 2012 (the date of such $45,000,000 payment being referred to herein as the “45 Million Payment Date”), the Royalty Amount required to be paid pursuant to subsection (iii)(A)(5) shall be calculated during the period beginning on February 4, 2012 and ending on the $45 Million Payment Date, which Royalty Amount shall be paid within ten business Days of such $45 Million Payment Date, and the payments required to be made by the Acquiror to the Seller pursuant to subsections (iii)(A)(2), (iii)(A)(3) and (iii)(A)(4) shall thereafter be due from the Acquiror to the Seller at three month intervals following the $45 Million Payment Date.

(7) In the event that Acquiror fails to make any of the payments required to be made pursuant to subsection (iii)(A)(2), (iii)(A)(3), (iii)(A)(4), (iii)(A)(5) or (iii)(A)(6) in full when due (a “Quarterly Payment Default”), the Acquiror shall pay to the Seller the Royalty Amount for the delinquent quarterly payment period (less any Accrued Royalty Amount previously paid with respect to such delinquent quarterly period) within ten Business Days of such delinquent quarterly due date and such failure shall not be considered a Payment Default for purposes of Section 12.4 hereof if such Royalty Amount is so paid. Following any Quarterly Payment Default, the Royalty Amount shall continue to accrue during subsequent quarters until Acquiror pays in full any delinquent payment(s) under Subsections (iii)(A)(2), (iii)(A)(3), (iii)(A)(4), (iii)(A)(5) and/or (iii)(A)(6) as the case may be (the “Accrued Royalty Amount”), with such Accrued Royalty Amount to be paid within ten Business Days after payment in full of any delinquent payment(s).

(B)	Payment Schedule 2

(1) On August 4, 2012, the Acquiror shall pay to the Seller $7,307,692.30, plus the Royalty Amount for the period beginning on February 4, 2012 and ending on August 4, 2012.

(2) On each of the next twelve successive monthly anniversaries of August 4, 2012, the Acquiror shall pay to the Seller $7,307,692.30.

(3) Within ten Business Days of February 4, 2013, the Acquiror shall pay to the Seller the Royalty Amount for the period beginning on August 5, 2012 and ending on February 4, 2013.

(4) Within ten business Days of August 4, 2013, the Acquiror shall pay to the Seller the Royalty Amount for the period beginning on February 5, 2013 and ending on August 4, 2013.

For purposes of this Section 4.2(b), the term “Royalty Amount” shall mean an amount equal to 5% of Net Sales booked by the Acquiror and any Affiliates of the Acquiror during the applicable period from the sale of Gestiva. For purposes hereof, “Net Sales” shall mean the gross amount invoiced by Acquiror or its Affiliates for sales of Gestiva to independent third parties, less, and only to the extent such items were actually incurred by the Acquiror or its Affiliates as a result of the sale of Gestiva, (a) trade, quantity and/or cash discounts, incentive payments or rebates actually booked, taken or allowed; (b) discounts, refunds, rebates, chargebacks, retroactive price adjustments; (c) actual returns and allowances, (d) freight charges, shipping, delivery, insurance and packing charges, and (e) taxes (other than income taxes, but including excise, value added, sales and use taxes), duties or other governmental charges levied on the sale or measured by the invoiced amount, absorbed by the Acquiror or its Affiliates.

The Acquiror shall not, nor shall it permit or cause any Affiliate to, directly or indirectly shift the sales of Gestiva, or shift revenue of any kind derived therefrom; from one period to another or otherwise manipulate the sale of Gestiva, or manipulate the revenue of any kind derived therefrom, in a manner intended to avoid the payment of any portion of the Royalty Amount during any period within which the Royalty Amount is payable by the Acquiror to the Seller.

The Acquiror agrees to keep all usual and proper records and books of account and all usual and proper entries relating to the sale of Gestiva for a period of four years following the date of the Gestiva NDA Approval Date. The Seller may cause an audit and/or inspection to be made, with at least five Business Days prior written notice to the Acquiror, of the applicable Acquiror records and facilities in order to verify the Royalty Amount with respect to any applicable period within which the Royalty Amount is payable by the Acquiror to the Seller. Any such audit will be conducted at the Acquiror’s facilities during the regular business hours of the Acquiror without disruption to the Acquiror’s business. The Acquiror agrees to provide the Seller’s audit team with access to the relevant records and facilities of the Acquiror. Any such audit will be paid for by the Seller, provided however, that in the event that such audit uncovers a shortfall in the Royalty Amount with respect to the applicable period that exceeds 10% or more of the Royalty Amount paid to the Seller during the applicable audited period, the Acquiror shall promptly upon demand reimburse the Seller for the reasonable costs of such audit.

Notwithstanding anything to the contrary contained herein, the Acquiror may make any of the foregoing payments on or before their due dates. The date on which the Acquiror makes the final payment contemplated by Section 4.2(b)(iii)(A) above or Section 4.2(b)(iii)(B) above, as applicable, is the “Final Payment Date”, and the Royalty Amount shall not be computed on any Net Sales occurring after the Final Payment Date.”

2. The Amended Agreement as amended by this Amendment is hereby ratified and confirmed. The terms of this Amendment No. 6 shall govern and control in the event of any conflict between the terms of this Amendment and the terms of (a) any correspondence, discussion or other oral arrangements, agreements or understandings between the parties regarding the subject matter contained herein, and/or (b) the Amended Agreement. On a go-forward basis, references to the “Agreement” shall mean references to the Amended Agreement, as modified by this Amendment.

3. The provision of ARTICLE XIII of the Original Agreement shall apply to this Amendment, mutatis mutandis, as if such provisions were set forth herein (with such non-substantive modifications to such provisions as are necessary to effectuate the terms of this Amendment, without varying the substantive terms hereof).

4. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Original Agreement. This Amendment may be executed in one or more counterparts, each of which will be deemed an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

Sincerely yours,

ACQUIROR:

K-V PHARMACEUTICAL COMPANY, a Delaware corporation

By:	/s/ Gregory J. Divis
Name: Gregory J. Divis
Title: President and CEO

Acknowledged and agreed as of the date first

written above:

SELLER:

HOLOGIC, INC.,

a Delaware corporation (on its own behalf and as the successor to Cytyc Prenatal Products Corp.)

By:	/s/ Robert Cascella
Name: Robert Cascella
Title: Chief Executive Officer